EXHIBIT 10.14
                         AGREEMENT FOR THE WAND PRODUCT

AGREEMENT, dated September 1, 1996, between SPINTECH, INC., a Delaware corporation, with its principal offices at 218 Dew Drop Road, York, Pennsylvania 17402 ("Spintech") and PRINCETON PMC, INC., a Delaware corporation, with its principal offices at 44 Kean Road, Short Hills, New Jersey 07078 ("Princeton").

Background

Spintech is engaged in the business of inventing, designing, and securing manufacturing for products for the health care field, obtaining patent protection and governmental approval for such products and insurance protection services in relation to such products.

Princeton is engaged in the business of evaluating products for the health care field, arranging for the cost effective manufacturing, product development, and distribution of such products and promoting and marketing such products through distributors, dealers and others to end-users in the health care field on a worldwide basis.

Spintech is the owner of all rights, title and interest in and to certain rights covering the Wand product, and Princeton desires to obtain from Spintech an exclusive right to distribute the Wand product in the Territory as defined below.

Agreement

In consideration of the foregoing background and the mutual promises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.    Definitions. As used herein, the term:

      (a) "Authorized Channels" shall mean all channels of sale and distribution to end-users in the health care field, including but not limited to distributors, dealers, health care organizations, health care providers, clinics, conferences and mail order, except as may be otherwise specified on Exhibit "A".

      (b) "Exhibit A" shall mean the exhibit at the end of this Agreement.

      (c) "Product" shall mean the Wand product described on Exhibit "A", modifications and any new products, if they are based on the patent(s) of the existing product, and if and to the extent this Agreement is modified in accordance with Paragraph 17 hereof.

      (d) "Patent Rights" shall mean all patent(s), whether issued or assigned in the Territory, issued or assigned to Spintech, with respect to the Product, all corresponding Letters Patent as patents issue, and the patent applications, all as listed on Exhibit "A", and the resulting patents claiming priority from or based on such Letters Patent, and all divisions, reissues, and extensions thereof now owned by Spintech or under which Spintech now has the right to grant licenses, except that any Patent Rights that also relate to new products may be included among the patent rights granted to another distributor to support its distribution rights for such new products, unless this Agreement is amended in accordance with Paragraph 17 hereof, to include such new products as part of the Product being distributed by Princeton.

      (e) "Territory" shall mean (i) North American continent, plus (ii) the rest of the entire world, other than those countries where Spintech has heretofore granted distribution rights to other distributors ("excluded countries") provided the rest of the world (other than excluded countries) shall be included in the Territory only if the minimum amounts of the Product to be purchased as described on Exhibit "A" are increased by an amendment to this Agreement to appropriately reflect the world-wide market for the Product, in which case Princeton may fulfill such increased minimum amounts by purchasing the Product for sales anywhere within the enlarged Territory. If a major customer of Princeton seeks sales rights within an excluded
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      country, Spintech will use commercially reasonable efforts to include such country within the Territory, but such efforts shall not require Spintech to violate existing agreements or law.

2.    Granting of Distribution Rights.

      (a) Upon the terms and conditions set forth herein, Spintech hereby grants to Princeton the exclusive right under the Patent Rights:

            (i) to purchase, market and sell the Product through Authorized Channels in the Territory;

            (ii) to grant one or more subdistributorships of the Product through one or more Authorized Channels within the Territory, or any part thereof, as determined in Princeton's discretion.

      (b) All subdistributorships shall include the restrictions on Princeton, and the obligations of Princeton, contained in this Agreement and shall be subject to Spintech's rights hereunder. Princeton shall promptly notify Spintech in writing of any subdistributorship it signs or otherwise authorizes and shall furnish Spintech with such information about its subdistributorship, as Spintech may request. Spintech shall have the right to reject any subdistributor or customer based on its credit worthiness and such rejection shall not be capriciously exercised.

      (c) This grant shall not be construed as a license, by implication or otherwise, under any patent applications or patents owned by Spintech or under which Spintech has or acquires the right to grant Licenses.

      (d) This grant shall not be construed to create an agency or employment relationship between Spintech and Princeton or any of its sublicensees, each of whom is and shall remain an independent contractor.

3.  Payments.

      (a) In consideration for the rights herein granted and the exclusive right to purchase, market and sell the Product, Princeton shall pay Spintech the sums specified on Exhibit "A" with respect to each Product purchased by Princeton from Spintech. The sums shall be paid within thirty (30) days of the receipt by Princeton of Spintech's invoice for the Product purchased by Princeton from Spintech.

      (b) In consideration of the performance of Princeton's obligations pursuant to Paragraph 4(a) below, Spintech shall reimburse Princeton for all costs that Princeton reasonably incurs in performing such obligations, provided that any costs in excess of $500 shall first be approved by Spintech in writing.

      (c) In consideration of the performance of Princeton's obligations pursuant to Paragraph 4(c) below, Spintech shall pay Princeton a product development, management and marketing fee in the amount of $3,000 per month, payable on the last day of each month of the term of this Agreement.

      (d) If any government with jurisdiction over any part of the Territory imposes any taxes on any part of the payments required to be paid by Princeton to Spintech hereunder and requires Princeton to withhold such taxes from such payment, Princeton may deduct such taxes from such payments. Tax receipts indicating payments or withholding of such taxes on behalf of Spintech shall be promptly submitted to Spintech. Princeton shall cooperate with Spintech in determining the propriety of imposition of any such tax. This provision shall not apply to any franchise tax based on or measured by Princeton's net income; such taxes are Princeton's responsibility and payments to Spintech shall not in any event be reduced by such taxes.

      (e) If any government with jurisdiction over any part of the Territory imposes any exchange restriction on the payments required under this Agreement, an account in the name of Spintech shall be established in a financial institution of Spintech's choice in the Territory and all moneys due Spintech shall be paid into such


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      account or at Spintech's election, payment shall be made to any account designated by Spintech that complies with such restriction.

4.    Princeton's Marketing and Other Obligations.

      (a) In addition to its obligations set forth in Paragraph 3 above, Princeton shall use its best efforts to exploit the right hereby created and to maximize sales of the Product. Such efforts shall include, but are not limited to, reviewing the Products from a technological point of view and ensuring that all aspects of mechanical, chemical, electrical, industrial and other engineering disciplines have been applied for this purpose; reviewing and evaluating all sources of raw materials, assemblies and systems needed for the production of the Product; identifying and selecting potential manufacturers to produce the Product in commercial quantities and on acceptable terms and conditions; ascertaining the interest of distributors, dealers, health care institutions and facilities and end-users, both professional and paraprofessional, in the Product; and developing and implementing advertising, marketing and sales strategies and generally promoting the sale of the Products.

      (b) Reviewing and evaluating clinical studies of the Product and arranging for clinical lectures about the Product.

      (c) Performing field services as, when and where required to support the Product and the various entities within the Authorized Channels; considering, evaluating and recommending design changes to improve Product acceptance; furnishing services to customers, including warranty replacements or repairs; representing Spintech in dealings with contractors engaged by Spintech to produce, assemble, package and ship the Product; assisting Spintech in the further development, evaluation and marketing of the Product and recommending, based upon focus groups organized by Princeton, changes in the size, configuration, color, packaging and other characteristics of the Product to cater to the requirements of customers and potential customers; and generally being responsible for Product management.

      (d) Spintech shall provide Princeton, at Spintech's cost, with a mutually agreed upon quantity of the Product, to use as customer samples and to perform Princeton's obligations, as set forth in subparagraph (a) above.

5.    Confidential Information.

      Each party agrees that all confidential information and documentation made available or disclosed to it by the other party as a result of or related to this Agreement, and all negotiations therefor if they are conspicuously marked or transmitted with directions that identify them as "confidential" or "secret", shall be received and treated by the receiving party on a confidential and restricted basis. Such information and documentation shall not be disclosed to others unless and until they enter the public domain or are required to be disclosed to a government agency. In the later case, the receiving party, shall use its best efforts to have such agency protect such information and documentation from public disclosure or access.

6.    Marking; Use of Trade Name and Marks.

      (a) Princeton shall affix to the Product and to the packages containing the Product or to insertion slips placed inside each package with a Product a legible notice stating, in effect, that the Product is patent protected, in a form to be mutually agreed by the parties.

      (b) If the laws of any jurisdiction within the Territory specify any additional or other patent marking notices, Princeton shall cause the Product or the related packaging to be so marked.

      (c) This Agreement authorizes and approves the use by Princeton of Spintech's trade name or trademark in connection with the manufacturing, advertising, marketing or sale of the Product. Such authorization and


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      approval, however, is subject to Princeton submitting all written materials containing such names and marks to Spintech for its consent as to form, which shall not be unreasonably withheld.

      (d) If Princeton wishes to market the Product under a trade name or trademark of which it is the author and consents to the use of such name or mark for such purpose, Princeton shall assign and set over to Spintech all of its right, title and interest in and to such name and mark.

7.    Duration and Termination or Cancellation.

      (a) Unless otherwise terminated or canceled as hereinafter set forth, this Agreement and the rights under Patent Rights shall continue in force for a period of seven (7) years from the date of this Agreement.

      (b) This Agreement and the rights granted herein may be extended on the terms and conditions to be mutually agreed upon prior to the expiration of this initial term. If no such agreement is reached, this Agreement and the rights granted herein shall automatically terminate at the end of the initial term or the extended term then in effect, as applicable.

      (c) If at any time Princeton defaults in fulfilling any obligations hereof and if such default is not cured within ten (10) days after written notice thereof is given by Spintech to Princeton in the case of a monetary default, or within thirty (30) days after written notice thereof is given by Spintech to Princeton in any other cases, this Agreement and the rights herein granted shall be canceled as of the end of the applicable notice period, without any further notice or other action required to be taken by Spintech. Princeton shall have the right to cure any such default up to, but not after, the end of the applicable notice period.

      (d) Spintech shall also have the right to cancel this Agreement by giving written notice of cancellation to Princeton if any one of the following events occurs, such cancellation being effective upon Princeton's receipt of such notice or five (5) days after such notice is mailed, whichever is earlier.

            (i) liquidation of Princeton or an assignment by Princeton for the benefit of its creditors;

            (ii) insolvency or bankruptcy of Princeton, whether voluntary or involuntary;

            (iii) inability of Princeton (or to demonstrate, if requested by
                  Spintech, its ability) to meet its obligations hereunder;

            (iv)  failure of Princeton to satisfy any judgment against it; or

            (v)   appointment of a trustee or receiver for Princeton; or

            (vi) failure of Princeton to purchase and pay for the minimum amount of Product set forth on Exhibit "A".

      (e) The waiver of any default under this Agreement by Spintech shall not waive the right to cancel this Agreement for any subsequent or similar default and the exercise of the right of cancellation shall not impose any liability by reason of cancellation or have the effect of waiving any damages to which Spintech might otherwise be entitled.

      (f) The termination or cancellation of this Agreement shall not interfere with, affect or prevent the collection by Spintech of any and all sums of money due to it under this Agreement. Upon termination or cancellation of this Agreement for any reason, the payments required by Paragraph 3 to be made by Princeton, even if they are not yet due, shall become immediately due and payable.

8.    Notices.


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      All notices, requests, demands and other communications under this
      Agreement or in connection therewith shall be given to or be made upon the respective parties hereto at the addresses first written above.

9.    Representations and Covenants of Princeton.

      (a) Princeton represents and warrants to Spintech that it has the skills and experience, capital and personnel to exploit the Product and to perform its obligations under this Agreement.

      (b) Princeton shall not sell the Product to anyone who it knows or has reason to believe will resell or assign or lease the Product outside Authorized Channels. Princeton shall report to Spintech any party (other than a sublicensee or distributor or dealer authorized by Princeton) or a sublicensee who Princeton learns or has reason to believe is selling or leasing the Product in the Territory, notwithstanding the exclusivity of the rights granted under this Agreement, provided, however, the receipt of such report shall not imply any obligation on Spintech's part to enforce or pursue any rights or remedies against such party.

10.   Representations and Covenants of Spintech.

      (a) Spintech represents and warrants to Princeton that it has the skills and experience, capital and personnel, to manufacture the minimum amounts of the Product set forth on Exhibit "A" for the referenced time periods and that it will make available for delivery to Princeton of any reasonable quantities of the Product that Princeton orders from Spintech within thirty (30) days of receipt by Spintech of a written order for such quantities of the Product.

      (b) Spintech shall not grant to any party, other than Princeton, the right to purchase, market and/or sell the Product in the Territory.

      (c) Spintech is the owner of all right, title and interest in and to the Patent Rights in North America.

      (d) Spintech has not made and will not make any agreement, commitment, grant or assignment, which could or might interfere with or impair the complete enjoyment of all the rights granted and the duties to be rendered by Spintech to Princeton, including, without limitation, having entered into any agreement, which would preclude or conflict the duties to be rendered by Spintech hereunder.

      (e) Spintech shall secure the manufacture of the Product and shall not assign to any party the right to manufacture the Product without the prior written consent of Princeton, which shall not be unreasonably withheld, delayed or conditioned.

11.   Limited Warranties and Liabilities; Indemnity.

      (a) Spintech represents and warrants to Princeton and only to Princeton that, to the best of its knowledge and belief, the Product and parts or subassemblies thereof may be used or sold free of the patent rights or proprietary rights of others, Spintech shall be liable for all loss, damage or expense arising from any claim of infringement of any patent or other proprietary rights based upon Princeton's use or sale of the Product or its exercise of any rights granted under this Agreement.

      (b) Spintech is a manufacturer with respect to the Product. Spintech represents and warrants that the Product:

            (i) conforms or will conform to the specifications and descriptions of the Product in any plans or drawings furnished by Spintech to Princeton;

            (ii)  will be free from defects in design, material or workmanship;
                  and


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            (iii) will be merchantable and fit for a particular purpose; and
                  Spintech will, at its option, replace or repair any Product which does not conform to the forgoing warranties, if written notice of such nonconformity is given to Spintech within ninety (90) days after the sale of such Product to Princeton.

      (c) Spintech shall defend Princeton against, and hold Princeton harmless from, any claim by any customer, purchaser or user of the Product:

            (i) for personal injuries (including death) and/or property damage or loss based upon an allegation that any Product did not conform to the description furnished with the product, was defective or was not merchantable or fit for a particular purpose; or

            (ii) any and all claims arising by reason of or in connection with Spintech's breach of or failure to comply with the terms, representations, covenants or warranties of the Agreement;

            (iii) any and all attorneys' fees, disbursements and court costs incurred or paid by Princeton in connection with or arising from Spintech's breach of the terms, representations, covenants and warranties of the Agreement, provided, however, that Princeton's rights and remedies hereunder are and shall be limited to the proceeds from the insurance to be provided by Spintech pursuant to Paragraph 12 hereof, and provided further that Spintech shall not, in any event, be liable to Princeton for any indirect, incidental, special, punitive or consequential damages or losses whatsoever, including, but not limited to, claims for lost opportunities, customers, revenues or profits, whether or not losses might result from Product failure.

12.   Insurance.

      Spintech shall obtain and maintain at its sole cost and expense throughout the initial term and for a period of not less than two (2) years following the termination thereof, standard comprehensive, general and products liability insurance, the form of which must be reasonably acceptable to Princeton, from a qualified insurance company licensed to do business in the Territory, the policy for such insurance shall include Princeton as an additional named insured, and shall provide protection against any and all claims, demand and causes of action arising out of any defect or performance failure, alleged or otherwise, in any of the Product or any material used in connection therewith or any use thereof. The amount of coverage shall be a minimum of Two Million Dollars ($2,000,000) combined single limit for each single occurrence for bodily injury and Five Hundred Thousand ($500,000) for property damage. Said policy, which may be a blanket policy covering other insured items, shall provide for thirty (30) days notice to Princeton from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination of said policy. Spintech shall furnish to Princeton a certified copy of said policy or a certificate of insurance (showing Princeton as an additional named insured and providing for thirty (30) days notice to Spintech and Princeton in the event of any modification, cancellation or termination) providing such coverage with thirty (30) days after the date of this Agreement.

13.   Arbitration.

      Unless otherwise settled by the parties within sixty (60) days after notice or within a period mutually agreed to by the parties in writing, any dispute, controversy or difference which may arise between the parties out of or in connection with this Agreement or for the breach thereof, shall be submitted for, and shall be resolved by, arbitration in New York, New York. Such arbitration shall be conducted in accordance with the Rules of the American Arbitration Association, by which each party hereto is bound.


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14.   Government Approvals.

      (a) Spintech shall be responsible for obtaining the approval or validation by the United States Food and Drug Administration, if required, of the right to manufacture and sell the Product.

      (b) Princeton shall be responsible for obtaining all other approvals, including the approval or validation of this Agreement by other cognizant government authorities within the Territory if, as and when required by the relevant laws of any jurisdiction within the Territory or any subdivision of the Territory. Spintech shall assist and cooperate with Princeton in Princeton's efforts to obtain such approval or validation.

15.   Effective Date.

      This Agreement shall come into force and effect on the date of this Agreement. If the validity of this Agreement in any jurisdiction within the Territory depends on the approval of any cognizant government authority of such jurisdiction, this Agreement shall not become effective in such jurisdiction unless and until such approval(s) is given in accordance with the laws requiring such approval.

16.   Modification.

      This Agreement embodies all of the understanding and obligations between the parties with respect to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the parties unless:

      (a) it is made in writing, signed on behalf of each of the parties by their respective proper officers thereunto duly authorized, and

      (b) if applicable, it is approved by the cognizant government authorities of each jurisdiction within the Territory.

17.   Amendment for New Products.

      If Spintech develops a new product, based on the patents of the existing Product, and the new product is not merely a modification or enhancement of the existing Product, Spintech shall offer to Princeton a right of first refusal to include such new product in the Product by inviting Princeton to amend the terms and conditions of this Agreement so that they are at least as favorable to Spintech as the terms and conditions that may be offered by any other credible party seeking exclusive distribution rights for such new product, as follows:

      (a) Spintech shall submit the proposal from such other would-be distributor to Princeton in writing, and Princeton shall have the right to match or exceed such proposal by making a written offer to Spintech within thirty (30) days after Princeton's receipt of such proposal;

      (b) If Princeton matches or exceeds such proposal by making a written offer to Spintech within such 30-day period, this Agreement shall be deemed amended to incorporate the terms and provisions of Princeton's offer.

      (c) If Princeton fails to make a written offer to Spintech within such 30-day period or submits an offer within such 30-day period that Spintech reasonably believes is less favorable to it than the proposal submitted by such other would-be distributor, Spintech shall notify Princeton in writing, and thereupon Spintech shall be entitled to enter into and perform an exclusive distribution agreement with such other distributor covering the new product and reflecting the terms and conditions of the would-be distributor's proposal or terms and conditions that are more favorable to Spintech than those set forth in such proposal. In such event, Princeton shall have no rights hereunder with respect to the marketing and/or distribution of the new product.


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18.   Compliance with Laws.

      (a) Any payment which requires government approval or permission under a foreign exchange control law or other law, if any, shall be made by Princeton in accordance with such law.

      (b) If applicable, Princeton shall comply with all provisions of the Export Administration Regulations of the United States Department of Commerce, as they currently exist and as they may be amended from time to time.

19.   Construction and Assignment.

      (a) This Agreement shall be binding upon and inure to the benefit of Spintech, its legal representatives, successors and assigns.

      (b) This Agreement shall be binding upon and inure to the benefit of Princeton, but subject to Paragraphs 2(a)(ii) and 2(b) hereof, this Agreement shall not be transferable or assignable without the prior written consent of Spintech.

      (c) This Agreement shall be deemed to be a contract made under the laws of the State of New York, United States of America, and for all purposes shall be interpreted in its entirety in accordance with the laws of New York. If this Agreement is translated into any language other than the English language for any purpose, the English version shall be the governing version.

      (d) Nothing contained in this Agreement shall be construed as conferring upon Princeton or its customers, directly or by implication, estoppel or otherwise, any license under any trade secrets of Spintech, and no such license or other rights shall arise from this Agreement or from any acts, statements or dealings resulting in or related to the execution of this Agreement.

IN WITNESS WHEREOF, the representatives hereunto duly authorized on behalf of Spintech and Princeton have executed this Agreement the date first above written.


Attest:                             SPINTECH, INC.

__________________                  By: /S/ Leonard Osser
                                    -----------------------------
                                    Leonard Osser, CEO


Attest:                             PRINCETON PMC, INC.


__________________                  By: /S/ Gregory Volok
                                    -----------------------------
                                    Greg Volok, President


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                                   EXHIBIT "A"

1. Name and Description of the Product: The "Wand" - a computer-directed local anesthetic injection system, each unit of the Wand consisting of a plunger equipment component (the "Plunger") and a disposable syringe kit and needle component (the "Needle").

2.    United States Patent applied for:  Hypodermic anesthetic injection method:
                                         U.S. Patent Number: 4,747,824

                                         Hypodermic anesthetic injection
                                          apparatus:
                                         U.S. Patent Number 5,180,371

3.    Payment per unit of the Product:

            (a) The cost incurred by Spintech to manufacture and to reimburse product management for each Plunger plus thirty- five percent (35%) thereof, or $70.00 per Plunger, whichever is greater.

            (b) The cost incurred by Spintech to manufacture and to reimburse product management for each Needle, plus thirty-five percent (35%) thereof, or fifty percent (50%) of the gross profit of Spintech from the sale of each Needle, whichever is less.

            (c) All sales, use or excise taxes shall be paid directly or indirectly by Princeton; and in calculating gross profits, deductions shall be allowed for normal and customary trade discounts, returns and allowances.

4. Number of Free Product Samples to be furnished to Princeton: 250 Plungers and 50,000 Needles.

5. Minimum number of units of the Product to be produced and purchased: 25% of the following annual amounts each 3 months (excluding the first 3 months), starting from the date of the product introduction to the market.

                  First 15 months of the term - 5,000 units

                  Next 12 months of the term - 15,000 units

                  Next 12 months of the term - 20,000 units

                  Each 12 months thereafter - 20,000 units plus an additional eight percent (8%) each year (cumulative) of the term.

6. In addition to the payments prescribed by paragraph 3 above, Princeton shall pay to Spintech not later than ninety (90) days after the end of each period described in paragraph 4 above, an amount equal to fifty percent (50%) of Princeton's pre-tax net profits from its sales of the Product in excess of the amount to be negotiated by Spintech and Princeton in good faith not later than December 31, 1996. As used herein, "pre-tax net profits" means net profits calculated in accordance with generally accepted accounting principles consistently applied, before payment or provision for payment of federal, state and local, if any, income taxes and without deduction for any management or similar fee paid or payable by Princeton to Spintech.